Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

COMPLETION OF BANK FACILITY AND

INVESTMENT IN COMMERCIAL CREDIT GROUP

Minneapolis, MN (October 11, 2004) — (NASDAQ: WINA) - Winmark Corporation announced that effective September 30, 2004 it established a $15.0 million line of credit with the Minnesota office of LaSalle Bank National Association. The line of credit will be used for growing the Company’s leasing business and for general corporate purposes.  The Company has not yet drawn any funds from the line of credit.

Additionally, the Company announced that over the next 24 months, it will make a $2.0 million equity investment in Commercial Credit Group, Inc. a newly formed equipment leasing company specializing in construction, transportation and waste management equipment.  Based on current ownership, Winmark will own approximately 28% of Commercial Credit Group.  “Dan McDonough, the CEO of Commercial Credit Group, Inc., and his team are a proven group of leasing professionals and we look forward to helping them build their business,” stated John Morgan, Chairman and Chief Executive Officer of Winmark Corporation.

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At June 26, 2004, there were 810 franchise and retail stores in operation under the Company’s brands and an additional 33 franchises awarded but not open.  Of the stores in operation, there were 441 Play It Again Sports®, 211 Once Upon A Child®, 115 Plato’s Closet® and 43 Music Go Round® stores.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to the future performance and growth of our leasing operations and the growth of Commercial Credit Group, Inc. and its effect on the performance of Winmark.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results from such activities could differ materially from those anticipated.  Because actual results may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.